Exhibit T3A-2

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

(WITH DIRECTORS LIABILITY)

1.	The name of the corporation shall be Rubicon FC Inc.

2.	Its registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400

In the city of Wilmington                        , County of New Castle,

Zip Code 19808                         and its Registered Agent at such address is Corporation Service Company

3.	The purpose or purposes of the corporation shall be: To engage in any lawful act or activity for which corporations may be organized under DGCL.

4.	The total number of shares and par value of stock which the corporation shall be authorized to issue is: One thousand (1,000), par value one cent ($0.01) per share

5.	The powers, preferences and rights and the qualifications, limitations or restrictions thereof shall be determined by the board of directors.

6.	The name and address of the incorporator is as follows:

Tim Lambert, One Caesars Palace Drive, Las Vegas, NV 89109

7.	The Board of Directors shall have the power to adopt, amend or repeal by by-laws.

8.	No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this   5th     day of July                , 2016    .

BY:	/s/ Tim Lambert
(Incorporator)

NAME:	Tim Lambert